As filed with the Securities and Exchange Commission on August __, 1998
                                               Registration No. 333-
                                                                   __________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            -----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------
                           OXIS INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

              DELAWARE                                        94-1620407
     (State or other jurisdiction of                      (I.R.S. Employer
        incorporation or organization)                    Identification Number)

                            -----------------------
                        6040 N. CUTTER CIRCLE, SUITE 317
                          PORTLAND, OREGON 97217-3935
                                 (503) 283-3911

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------
                                 RAY R. ROGERS
                          CHIEF EXECUTIVE OFFICER AND
                             CHAIRMAN OF THE BOARD
                            OXIS INTERNATIONAL, INC.
                        6040 N. CUTTER CIRCLE, SUITE 317
                          PORTLAND, OREGON 97217-3935
                                 (503) 283-3911

(Name, address, including zip code and  telephone number, including area code of agent for service)

                            -----------------------
                                   COPIES TO:
                            RICHARD SCUDELLARI, ESQ.
                        JACKSON TUFTS COLE & BLACK, LLP
                             60 SOUTH MARKET STREET
                           SAN JOSE, CALIFORNIA 95113
                                 (408) 998-1952

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by the Selling Securityholder.

                            -----------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE

                                                                           Proposed                                    Amount
                                                            Amount      Maximum Offering         Proposed                Of
                                                            To Be           Price            Maximum Aggregate      Registration
          Title Of Securities To Be Registered            Registered     Per Unit/(1)/      Offering Price/(1)/       Fee/(1)/
------------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value/(2)/                        19,856,782      $    .65625        $     13,031,013       $   3,844.15 (3)
------------------------------------------------------------------------------------------------------------------------------------
Warrants to Purchase Common Stock $0.001 par value         9,928,391
====================================================================================================================================

/(1)/ Estimated solely for the purpose of calculating the registration fee. The registration fee is calculated pursuant to Rule 457(c), with respect to the Common Stock and is based on the high and low prices as reported on the Nasdaq National Market System as of August 18, 1998, and pursuant to Rule 457(g)(3), which indicates that no separate registration fee is required with respect to the warrants.

/(2)/ Includes 9,928,391 shares of Common Stock issuable upon exercise of warrants to be registered hereby.

/(3)/ An aggregate of 1,330,126 shares of Common Stock of the issuer was previously registered on Registration Statement No. 33-61087 on Form S-3 (as amended by Amendment No. 1 to such Registration Statement), Registration Statement No. 333-5921 on Form S-3 (as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 to such Registration Statement), and Registration Statement No. 333-18041 on Form S-3. An aggregate of $1,000.11 was paid as the registration fee for registration of such shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

        Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement is a combined Prospectus and also relates to an aggregate of 220,000 shares of Common Stock registered on Registration Statement No. 33-61087 on Form S-3 (as amended by Amendment No. 1 to such Registration Statement), an aggregate of 810,126 shares of Common Stock registered on Registration Statement No. 333-5921 on Form S-3 (as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 to such Registration Statement), and an aggregate of 300,000 shares of Common Stock registered on Registration Statement No. 333-18041 on Form S-3.

                                  PROSPECTUS

                            OXIS INTERNATIONAL, INC.

              21,186,908 SHARES OF COMMON STOCK ($.001 PAR VALUE)
             WARRANTS TO PURCHASE 9,928,391 SHARES OF COMMON STOCK

     This Prospectus relates to 9,928,391 shares of common stock, par value $.001 (the "Common Shares") and warrants to purchase 9,928,391 shares of common stock issued by the Company in connection with a private placement of Company securities in 1998 (the "1998 Warrants"), of OXIS International, Inc. ("OXIS" or the "Company") which are being offered and sold by certain securityholders of the Company (the "Selling Securityholders"). This Prospectus also relates to the issuance and resale of 9,928,391 shares of common stock upon exercise of the 1998 Warrants (the "1998 Warrant Shares") and the resale of 1,330,126 shares of common stock upon the exercise of warrants issued prior to 1998 ("Earlier Warrant Shares") collectively with the Common Shares and the 1998 Warrant Shares, (the "Common Securities,") and collectively with the Common Shares, the 1998 Warrant Shares, and 1998 Warrants, (the "Securities"). If all of the 1998 Warrants and warrants to purchase the earlier Warrant Shares are exercised and all of the 1998 Warrant Shares and Earlier Warrant Shares (collectively, the "Warrant Shares") are issued, the Common Securities would represent approximately forty-five percent (45%) of the issued and outstanding shares of common stock of the Company ("Common Stock"). The Selling Securityholders, directly or through agents, broker-dealers or underwriters, may sell the Securities offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions or otherwise. The Selling Securityholders and any agents, broker-dealers or underwriters that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. The Company will not use underwriters or pay a commission in connection with the issuance of the Warrant Shares. See "Selling Securityholders," "Plan of Distribution," and "Use of Proceeds. "

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "OXIS." The last reported sales price of the Common Stock on the Nasdaq National Market on August 18, 1998 was $.6875 per share.

                          ___________________________

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" AT PAGE 5 OF THIS PROSPECTUS.
                          ___________________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________

 CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

 EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, INCLUDING, BUT NOT LIMITED TO, STATEMENTS AS TO THE FUTURE OPERATING RESULTS AND BUSINESS PLANS OF THE COMPANY, THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES ARE SET FORTH IN THE "RISK FACTORS" SECTION BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS AND IN ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE OR ATTACHED AS EXHIBITS.

     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $46,844. See "Plan of Distribution." The aggregate proceeds to the Selling Securityholders from the sale of the Common Securities and 1998 Warrants will be the purchase price of the Common Securities and 1998 Warrants sold less the aggregate agents' commissions and underwriters' discounts, if any. The aggregate proceeds to the Company, if any, in connection with the sale of the Securities hereunder, will be the exercise price of the 1998 and Earlier Warrants (a maximum of $14,066,610 in the aggregate assuming the exercise of all such warrants).

     The Company has agreed to indemnify certain of the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Securities Act.

                 The date of this Prospectus is August __, 1998

                          [RED HERRING APPEARS HERE]

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Additionally, the Commission maintains a Web site containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address for such Web Site is http://www.sec.gov.

     In addition, the Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "OXIS" and reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD"), 1735 K Street, N.W., Washington, DC 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits, schedules, and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and the Exhibits and Schedules thereto, which may be inspected and copied at the Public Reference Section of the Commission referred to above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the full text of such contract or document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed or to be filed with the Commission under the Exchange Act are hereby incorporated by reference into this Prospectus:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including all material incorporated by reference therein, filed with the Commission on March 26, 1998.

     (ii) The Company's Current Report on Form 8-K filed with the Commission on July 6, 1998.

     (iii) The Company's Current Report on Form 8-K/A filed with the Commission on March 12, 1998.

     (iv) The Company's Current Report on Form 8-K filed with the Commission on March 30, 1998.

     (v) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 as filed with the Commission on May 15, 1998.

     (vi) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 as filed with the Commission on August 7, 1998.

     (vii) The Company's Current Report on Form 8-K filed with the Commission on January 15, 1998.

     (viii) The description of the Registrant's Common Stock contained in the Company's Prospectus dated June 18, 1969 (File No. 0361150) filed pursuant to Section 12 of the Exchange Act on June 23, 1969.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Securities hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement in this Prospectus or any other earlier filed document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to OXIS International, Inc., 6040 N. Cutter Circle, Suite 317, Portland, OR 97217-3935, telephone (503) 283-3911, Attn: Jon S. Pitcher, Chief Financial Officer.

                                  THE COMPANY



     OXIS International, Inc. ("OXIS" or the "Company") is a drug discovery and health products company focused on the development of novel therapeutics, diagnostics and related products to combat diseases associated with damage from free radicals and reactive oxygen species ("ROS") diseases of oxidative stress.

     The Company's commercial activities are carried out by its wholly-owned subsidiary, OXIS Health Products, Inc. OXIS Health Products, Inc. develops, manufactures and sells research diagnostics, commercial therapeutic drug monitoring products, instruments, fine chemicals, bovine superoxide dismutase ("SOD") for human and veterinary use, and reagents through an international distribution network and directly through its catalog.

     The Company's drug development activities are carried out by a second wholly-owned subsidiary, OXIS Therapeutics, Inc. The Company's lead therapeutic drug candidate, BXT-51072, is currently being evaluated in a Phase II clinical trial in inflammatory bowel disease ("IBD"). Two other therapeutic programs are in the preclinical stage of development.

     OXIS was formed in 1994 through the simultaneous acquisition of Bioxytech, S.A. (now known as OXIS International S.A) and merger with International BioClinical, Inc. by DDI Pharmaceuticals, Inc. This transaction was followed by the acquisition of Therox Pharmaceuticals, Inc. in 1995. In December 1997, the Company acquired Innovative Medical Systems Corp., now known as "OXIS Instruments".

     The Company was initially incorporated in 1965 as a California corporation, Diagnostic Data, Inc., reincorporated as a Delaware corporation in 1974, and changed its name to DDI Pharmaceuticals in 1985. The Company changed its name in 1994 to OXIS International, Inc. OXIS is a publicly held company (NASDAQ:
OXIS, Nouveau Marche: OXIS) and has its headquarters in Portland, Oregon, instrument manufacturing facilities near Philadelphia, Pennsylvania and research facilities located outside of Paris, France.

                                  RISK FACTORS

     Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, including, but not limited to, statements as to the future operating results and business plans of the Company, the successful development of therapeutic products, the entering into of strategic partnerships and the raising of adequate working capital that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, the risks discussed below, as well as those discussed elsewhere in the Registration Statement and in any documents incorporated therein by reference. In addition to the other information in the Registration Statement and in any documents incorporated therein by reference, the following factors should be considered carefully in evaluating an investment in the Securities offered hereby.

NEED FOR ADDITIONAL FINANCING
-----------------------------

     The Company has incurred losses in each of the last five years. As of December 31, 1997, the Company had an accumulated deficit of approximately $38,000,000. The Company expects to incur operating losses for the foreseeable future. The Company currently does not have sufficient capital resources to complete the Company's contemplated development programs and no assurances can be given that the Company will be able to raise such capital on terms favorable to the Company or at all. The unavailability of additional capital could cause the Company to cease or curtail its operations and/or delay or prevent the development and marketing of the Company's potential products.

RESEARCH AND DEVELOPMENT STAGE PRODUCTS
----------------------------------------

     Much of the Company's success depends on potential products which are in research and development and no material revenues have been generated to date from sales of these products. Although the Company currently markets and sells research and diagnostic assays, instruments, superoxide dismutase ("SOD") for human and veterinary use, and fine chemicals, the Company must successfully partner, develop, obtain regulatory approval for and market or sell its potential therapeutic products to achieve profitable operations. The preclinical work for one potential new therapeutic product is completed, and the clinical development stage has commenced. No assurance can be given that the Company's product development efforts will be successfully completed, that required regulatory approvals will be obtained, or that any such products, if developed and introduced, will be successfully marketed. If the Company does not successfully introduce new products, its revenues and results of operations will be materially adversely affected.

FUTURE PROFITABILITY UNCERTAIN
------------------------------

     The Company expects to incur operating losses for the foreseeable future. The Company's research and development expenses will increase as the Company continues human clinical testing. These losses and expenses may increase and fluctuate from quarter to quarter as the Company expands its development activities. There can be no assurance that the Company will ever achieve profitable operations. The report of the Company's independent auditors on the Company's financial statements for the period ended December 31, 1997 included an explanatory paragraph referring to the Company's ability to continue as a going concern. The Company anticipates that it will expend significant capital resources in product research and development and in human clinical trials. Capital resources may also be used for the acquisition of complementary businesses, products or technologies. The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs; the magnitude of such research and development programs; the success of preclinical and clinical trials; the costs associated with the scale-up of manufacturing; the time and costs required for regulatory approvals; the time and costs involved in filing, prosecuting, enforcing and defending patent claims; technological competition and market developments; the establishment of and changes in collaborative relationships; and the cost of commercialization activities and arrangements. No assurances can be given that the Company will be able to raise sufficient capital to address its future requirements on terms favorable to the Company or at all.

     While the Company believes that its new products and technologies show considerable promise, its ability to realize significant revenues therefrom is dependent upon the Company's success in developing business alliances with pharmaceutical and/or biotechnology companies to develop and market these products. To date, the Company has not established such business alliances and there can be no assurance that the Company's effort to develop such business alliances will be successful.

     Sales of bulk SOD to the Company's Spanish licensee comprised 31% of the Company's revenues in 1997. Future sales of bulk SOD are largely dependent on the needs of the Company's Spanish licensee. The Company does not expect to make any significant sales of bulk SOD during 1998, and there are no assurances that the Spanish licensee will order additional SOD for delivery in subsequent years.

FAILURE TO PROTECT TECHNOLOGY COULD ADVERSELY AFFECT RESULTS;
POTENTIAL CLAIMS OF PATENT INFRINGEMENT; EXPIRATION OF PATENTS
--------------------------------------------------------------

     The Company's success will depend in part on its proprietary products and information. While the Company has attempted to protect its proprietary products and information through patents and trade secrets, there can be no assurance that competitors will not be able to develop similar products and information independently. No assurance can be given that patents will be issued on certain of the Company's pending applications or that the claims allowed on any patents held by the Company will be sufficiently broad to protect its products and information. In addition, no assurance can be given that any patents issued to the Company will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages to the Company.

     In addition, the Company's products may be alleged to have infringed third parties' patent rights. In the event of an infringement claim, there can be no assurance that the Company will be able to license necessary patents or technology on commercially reasonable terms in the future. No assurance can be given that the Company will prevail in any infringement litigation or that the costs or damages from any such litigation would not materially and adversely affect the Company.

     Although the Company continues to have unpatented trade secrets and know-how, substantially all of the Company's important U.S. and foreign patents regarding SOD inventions (other than its recently developed, long-acting SOD derivatives) have expired. Expiration of the Company's patents may enable other companies to benefit from research and development efforts of the Company (but such other companies would not receive the benefits of the Company's unpatented trade secrets and know-how or unpublished preclinical or clinical data). Such other companies would still be required in some countries to expend considerable resources to conduct preclinical studies and clinical studies of their own pharmaceutical preparations of SOD and to seek and secure governmental approval to market such preparations.

GOVERNMENT REGULATION; PRODUCT CLEARANCE AND APPROVAL UNCERTAIN
---------------------------------------------------------------

     As with other companies in its industry, the Company's preclinical development, clinical trials, product manufacturing and marketing are subject to state and federal regulation by the United States and other countries. Clinical trials and product marketing and manufacturing are subject to the rigorous review and approval processes of the United States Food and Drug Administration ("FDA") and foreign regulatory authorities. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. Typically, this requires the expenditure of substantial resources and takes several years or more with respect to therapeutic products, depending upon the type, complexity and novelty of the product and the nature of the disease or other indication to be treated. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practice regulations. Clinical testing must meet requirements for Institutional Review Board ("IRB") oversight and informed consent by clinical trial subjects, as well as prior FDA review, oversight and the FDA's Good Clinical Practice requirements. Clinical trials may require large numbers of test subjects, complex protocols and possibly lengthy follow-up periods. The Company has limited experience in conducting clinical testing and in pursuing applications necessary to gain regulatory approvals. Furthermore, the Company or the FDA may suspend clinical trials at any time if either believes that the subjects participating in such trials are being exposed to unacceptable health risks, including undesirable or unintended side effects.

     Before receiving FDA approval to market a product, the Company may have to demonstrate that the product represents an improved form of treatment compared to existing therapies. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. Delays in obtaining such approvals could adversely affect marketing of the Company's products. Delays in regulatory approvals that may be encountered by any of the Company's possible joint development partners and licensees could adversely affect the Company's ability to receive any future royalties or other revenues. There can be no assurance that regulatory approval will be obtained for any products developed by the Company. Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those initially targeted. Moreover, the FDA may reconsider its approval of any product at any time and may withdraw such approval. In addition, before the Company's products can be marketed in foreign countries, they are subject to regulatory approval in such countries similar to that required in the United States. Furthermore, approval may entail ongoing requirements for post-marketing studies. No assurances can be given that the Company will receive FDA and other required approvals necessary to market any drugs developed by the Company.

     The FDA's regulations require that any drug or formulation to be tested in humans must be manufactured according to current Good Manufacturing Practices regulations ("cGMPs"). This has been extended to include any drugs which will be tested for safety in animals, in support of human testing. The cGMPs set certain minimum requirements for procedures, record-keeping and the physical characteristics of the laboratories used in the production of these drugs. In addition, various federal and state laws, regulations and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals and the purchase, storage, movement, import and export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, are or may be applicable to the Company's activities. These laws and regulations include, among others, the United States Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and the Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export and customs regulations, and other present and possible future local, state or federal regulation. OXIS is unable to estimate the extent and impact of regulation resulting from such future federal, state or local legislation or administrative action.

     Outside the United States, the Company's ability to market a product is contingent upon receiving marketing authorization from the appropriate foreign regulatory authorities, which may impose substantial additional costs and burdens. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on drugs. Furthermore, the foreign regulatory approval process may include all of the risks associated with FDA approval set forth above and no assurances can be given that such approvals will be obtained by the Company.

RISK OF PRODUCT LIABILITY; USE OF HAZARDOUS MATERIALS; LIMITED INSURANCE
------------------------------------------------------------------------
COVERAGE
--------

     The testing, marketing and sale of human therapeutic products entails significant risks. If the Company succeeds in developing products in these areas, use of such products in trials and the sale of such products following regulatory approval may expose the Company to liability claims allegedly resulting from use of such products. These claims might be made directly by consumers or others. The Company currently has only limited insurance for its clinical trials. Further, there can be no assurance that the Company will be able to obtain and maintain such insurance for all of its clinical trials or that coverage will be in sufficient amounts to protect against damages for liability that could have a material adverse effect on the Company. There can also be no assurance that the Company will be able to obtain or maintain product liability insurance in the future on acceptable terms or in sufficient amounts to protect the Company against damages for liability that could have a material adverse effect on the Company.

     In addition, the Company's research and development involves the controlled use of hazardous materials, radioactive compounds and other chemicals. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops additional manufacturing capacity.

COMPANY IS IN HIGHLY COMPETITIVE BUSINESS
-----------------------------------------

     The pharmaceutical industry is highly competitive. Competition in most of the Company's primary current and potential product areas from large pharmaceutical companies, and other companies, universities and research institutions is intense and expected to increase. Relative to the Company, many of these entities have substantially greater capital resources, research and development staffs, facilities and experience in conducting clinical trials and obtaining regulatory approvals, as well as in manufacturing and marketing diagnostic and pharmaceutical products. In addition, these and other entities may have or may develop new technologies or use existing technologies that are, or may in the future be, the basis for competitive products.

     Some pharmaceutical companies are pursuing the development of synthetic molecules to treat diseases of oxidative stress. The Company's major competitors in the area of synthetic antioxidants include Transcend Therapeutics, Inc., formerly Free Radical Sciences, Inc. ("Transcend Therapeutics") and Centaur. Transcend Therapeutics is testing a drug called procysteine for use in acute respiratory distress syndrome and other diseases and Centaur is developing molecules called "spin traps" for the treatment of diseases of the central nervous system. Natterman/Rhone Poulenc Rorer and Daiichi are also developing glutathione peroxidase mimics.

     Any potential products that the Company succeeds in developing and for which it gains regulatory approval will have to compete for market acceptance and market share. For certain of the Company's potential products, an important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete the clinical testing and regulatory approval processes and supply commercial quantities of the product to the market are expected to be important competitive factors. The Company expects that a competitive edge should be based, among other things, on product efficacy, safety, reliability, availability, timing and scope of regulatory approval and product price. There can be no assurance that the Company's competitors will not develop technologies and products that are more effective than those being developed by the Company and sell them at favorable prices. In addition, certain of the Company's competitors may achieve product commercialization or patent protection prior to the Company.

     The Company's therapeutic drug monitoring products compete directly with similar products from major diagnostic companies such as Abbott, Roche Laboratories ("Roche"), E.I. DuPont de Nemours ("DuPont") and others. Since one of the Company's business strategies is to provide alternative reagents to customers who own or rent the Abbott TDx(R)/TDxFLx(R) analyzers, Abbott is the Company's major competitor in this area. The Company competes based on high product quality, an aggressive pricing strategy and technical services. Market position for certain unique assays can be enhanced through patents and trade secrets, but in the absence of such protection other companies could develop comparable assays; and even if patent protection is obtained, competing companies could still develop competitive assays.

     The Company believes it is a leader in the development of assays for markers of oxidative stress. Although there are currently a limited number of competitors for the Company's assays to measure markers of oxidative stress, no assurances can be given that significant competition will not arise in the future. Two competitors in the area of oxidative stress testing are Randox Laboratories, based in the United Kingdom, and Pantox Laboratories, based in San Diego, California, in the United States.

MANUFACTURING/DEPENDENCE ON OTHERS
----------------------------------

     Certain of the Company's products, and raw materials used in its products, are produced by independent third parties. The Company is and will continue to be dependent upon these third parties to produce products and supply materials with acceptable quality and to deliver them to the Company in a timely manner. The Company depends on these manufacturers to achieve acceptable manufacturing yields and to allocate to the Company a sufficient portion of their capacity to meet the Company's needs. The Company believes that its current third-party suppliers have sufficient manufacturing capacity to expand production, if necessary, for the foreseeable future. The Company has established a quality control program, including a set of standard documentation procedures intended to ensure that, where required, the Company's products are manufactured in accordance with cGMPs. Although the Company has not experienced material quality or allocation problems to date, there can be no assurance that such problems will not have a material adverse effect on the Company's business, financial condition and results of operations in the future. Furthermore, constraints or delays in the supply of the Company's products and materials used therein could result in the loss of customers, the delay of development projects and other adverse effects on the Company's business, financial condition and results of operations. The Company's reliance on third party manufacturers and suppliers involves several other risks, including reduced control over delivery schedules, quality assurance and costs. Foreign manufacturers and suppliers are subject to additional risks such as changes in governmental policies, imposition of tariffs and import restrictions and other factors beyond the Company's control.

FOREIGN CURRENCY AND TAX EXPOSURE
---------------------------------

     The Company's French subsidiary conducts virtually all of its non-U.S. business in currencies other than the U.S. dollar and the Company buys and sells the majority of its SOD in a foreign currency. Other than buying and selling bulk SOD in a single currency, the Company does not limit its foreign exchange risk. Accordingly, foreign currency fluctuations may affect the Company's earnings and asset valuations. The Company may be affected by laws affecting its ability to repatriate foreign profits, if any, and by foreign tax laws, as well as by fluctuating tax rates and changes in international tax treaties. There can be no assurance that laws and changes such as these will not have a material adverse impact on the Company's operations.

INTERNATIONAL SALES
-------------------

     The Company expects that international sales will continue to account for a substantial portion of the Company's revenues for the foreseeable future. The Company's business in foreign markets is and will be subject to the risks customarily associated with such activities, including fluctuations in foreign currency exchange rates and controls, expropriation, nationalization and other economic, tax and regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.

FAILURE TO ATTRACT OR RETAIN KEY PERSONNEL COULD ADVERSELY AFFECT RESULTS
-------------------------------------------------------------------------

     The Company is dependent upon the efforts and abilities of a number of its key personnel. The success of the Company depends to a large extent upon its ability to retain and attract key employees. Ray R. Rogers, the Company's Chairman and Chief Executive Officer has extensive experience in the structuring, financing and management of small businesses. The expertise of Humberto V. Reyes, President of the Health Products subsidiary, who joined the Company in 1997, will be critical to the development and growth of this subsidiary. Timothy C. Rodell, M.D., the President of OXIS International S.A. and the OXIS Therapeutics subsidiary, joined the Company in March 1996. Dr. Rodell's clinical experience will be critical in helping the Company design, submit and initiate clinical trial protocols in the United States. The loss of key employees or the Company's inability to attract and retain other key employees could materially adversely affect results of operations. This effect could be particularly significant if the Company needs to hire, train and assimilate large numbers of new employees.

VOLATILITY OF STOCK PRICE; SHARES AVAILABLE FOR FUTURE SALE; ABSENCE OF
-----------------------------------------------------------------------
DIVIDENDS
---------

     The market prices for securities of biotechnology and pharmaceutical companies, including the securities of the Company, have been volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, a change in status of a corporate partner, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential medical results with products under development by the Company, regulatory developments in both the United States and foreign countries and public concern as to the safety of biotechnology or pharmaceutical products, as well as period-to-period fluctuations in revenues and financial results, may have a significant impact on the market price of the Company's Common Stock. The Company has not paid any cash dividends since its inception, and it does not anticipate paying cash dividends in the foreseeable future.

     The Common Stock is traded over the Nasdaq National Market ("Nasdaq") and Le Nouveau Marche. Le Nouveau Marche began operation in February 1996 and, accordingly, has a limited operating history. There can be no assurance that Le Nouveau Marche will be a stable or liquid market for shares or that fluctuation of share price on Le Nouveau Marche will not have an impact on the price of Common Stock listed on Nasdaq.


     As of July 31, 1998, the Company had 36,234,510 shares of Common Stock outstanding and 1,236,967 shares of preferred stock outstanding. Up to a maximum 1,595,324 shares of Common Stock may be issued on conversion of the Company's preferred stock. 4,200,000 shares of Common Stock are reserved for issuance under the Company's 1994 Stock Incentive Plan (the "Plan"). The Company has options or warrants outstanding to purchase a total of approximately 15,310,224 shares of Common Stock of which options to purchase 2,679,634 shares have been granted pursuant to the Plan. In addition, the Company has in the past issued shares of Common Stock, or warrants exercisable in shares of Common Stock, totaling approximately 18,590,697 shares of Common Stock, which are restricted or control securities that can now be (or have been) resold into the public markets under Rule 144 under the Securities Act. Pursuant to a Registration Statement on Form S-8 filed with the SEC, the Company has registered for resale all of the shares of Common Stock under the Plan. These shares may now be sold into the public securities markets upon issuance under the Plan or exercise of the options outside of the Plan.

     Future sales of Common Stock in the public securities markets may cause substantial fluctuations (including substantial price reductions) in the price of the Company's Common Stock over short time periods. Additionally, the price of the Company's Common Stock will be sensitive to the performance and prospects of the Company and other factors.

RISK THAT NASDAQ DELISTING PROCEDURES WILL BE INITIATED; POTENTIAL EFFECTS OF
-----------------------------------------------------------------------------
DELISTING
---------

     The Company has been notified by Nasdaq that, because the bid price of its Common Stock is less than USD $1.00, its Common Stock is currently not in compliance with the Nasdaq Marketplace Rule 4450(a)(5) relating to the Nasdaq minimum bid price requirements. On about May 28, 1998, Nasdaq issued to the Company a delisting letter (the "Delisting Letter") which identified the review procedures available to the Company. The Delisting Letter provided the Company with the opportunity to seek an Expedited Written Hearing from the Nasdaq in which the Company could explain to the Nasdaq why, in the Company's view, the Common Stock should remain listed on the Nasdaq National Market. The Company sought an Expedited Written Hearing in June of 1998 in which it explained to the

Nasdaq, its intention to ask its stockholders to approve a reverse split of the Common Stock so as to bring the bid price into compliance and is currently awaiting a response from the Nasdaq. Subsequently the Company stockholders have passed a proposal giving the Board of Directors the authority to effect such a reverse split.

     If the Common Stock of the Company ceases to be listed on the Nasdaq, such failure to be listed could have a material adverse effect on the transferability of the Company's Common Stock, the availability to the Selling Securityholders to resell the Securities pursuant to the terms of this Registration Statement, and the ability of the Warrant Shares to be included in this Prospectus as part of this Registration Statement on Form S-3, and may have a material adverse effect on the value of the Common Stock as well.

POSSIBLE DILUTIVE EFFECT OF OUTSTANDING PREFERRED STOCK
-------------------------------------------------------

     The Company has outstanding shares of Series C Preferred Stock which are convertible into Common Stock based on a percentage of the prevailing trading price of OXIS Common Stock at the time of conversion. Depending on the future trading prices of OXIS Common Stock, the conversion of the outstanding shares of the Company's Preferred Stock may have a dilutive affect on the issued and outstanding Common Stock of the Company.

QUARTERLY OPERATING RESULTS AFFECTED BY MANY BUSINESS FACTORS
-------------------------------------------------------------

     The Company has experienced fluctuations in quarterly results and is likely to continue to experience such fluctuations. Expense levels are based, in part, on expectations of future revenues. If revenue levels in a particular quarter are less than expected, operating results will be affected adversely, which may have an adverse impact on the market price of the Company's Common Stock. A variety of factors have an influence on the level of revenues and expenses in a particular quarter. These factors include specific economic conditions in the pharmaceutical industry, the withdrawal or failure to grant requisite government approvals, customer cancellations or delay of shipments, production delays, exchange rate fluctuations, management decisions to commence or discontinue product lines, the introduction of new products by the Company or its competitors, the timing of research and development expenditures, and expenses attendant to acquisitions, strategic alliances and the further development of marketing and service capabilities.

LITIGATION
----------

     The Company and its subsidiaries are not aware of any litigation or proceedings against it which could have a material adverse effect on it, its financial position, assets or business. However, there can be no assurance that the Company will not become involved in litigation in the future, or that any such litigation will not have a material adverse effect on the Company or its business.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders in the offering. The Company will receive a maximum aggregate amount of $14,066,610 upon issuance of the Warrant Shares following the exercise of the 1998 and Earlier Warrants (of which only the 1998 Warrant Shares are registered hereby for issuance to the Warrant holder). No assurances can be given by the Company as to the exercise of any of any such Warrants. Proceeds from the exercise of such Warrants, if any, are anticipated to be used for working capital purposes and general corporate purposes, which may include acquisitions and other business combinations as suitable opportunities arise, or the repayment of indebtedness outstanding at such time.


                     GENERAL DESCRIPTION OF THE SECURITIES

     The Selling Securityholders set forth herein may offer under this Prospectus the Common Securities and/or 1998 Warrants. Each of the Securities offered hereby involves a high degree of risk. See "Risk Factors" at page 5 of this Prospectus.

                        DESCRIPTION OF THE COMMON STOCK

     The Common Stock, including that Common Stock represented by the Common Shares and to be issued upon exercise of the 1998 and Earlier Warrants, is registered pursuant to Section 12 of the Exchange Act of 1934, and the description thereof set forth therein is incorporated by reference herein.

                        DESCRIPTION OF THE 1998 WARRANTS
GENERAL
-------

  The following statements with respect to the 1998 Warrants are summaries of, and subject to, the detailed provisions of the Warrant to Purchase Common Stock entered into by the Company and each of the Selling Securityholders (each a "Warrant Agreement," collectively the "Warrant Agreements"). Each of the Warrant Agreements was entered into by and between the Company and each respective Selling Securityholder in connection with the private placement (the "Private Placement") by the Company to the Selling Securityholders of units consisting of one share of Common Stock and one warrant to purchase a share of Common Stock which took place in 1998. The Private Placement was effected pursuant to the form of Common Stock and Warrant Subscription Agreement (the "Subscription Agreement"). The shares of Common Stock purchased in the Private Placement were priced at the closing price of the Company's Common Stock as quoted on the Nasdaq National Market for the trading day prior to the signing of each Subscription Agreement. The 1998 Warrants issued pursuant to any such Subscription Agreement were issued pursuant to the terms of the Warrant Agreement, and have an exercise price equal to 120% of the per share price of the Common Stock sold pursuant to each Subscription Agreement.

NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF 1998 WARRANTS; NUMBER
--------------------------------------------------------------------------------
OF 1998 WARRANTS OUTSTANDING
-------------------------

  In the aggregate, 9,928,391 shares of Common Stock were placed with the Selling Securityholders in the Private Placement at prices ranging from $0.875 per share to $1.125 per share. Accordingly, 1998 Warrants to purchase 9,928,391 shares of Common Stock were issued at exercise prices between $1.05 and $1.35. As of the date of this Registration Statement all such 1998 Warrants were outstanding.

Time Period during which 1998 Warrants May Be Exercised
-------------------------------------------------------

  Under the Warrant Agreements, the 1998 Warrants may not be exercised until after the first anniversary of their date of issuance. Thereafter, the 1998 Warrants may be exercised pursuant to the terms of exercise provided in the Warrant Agreements, which terms are described below, until the Expiration Date, as defined in each Warrant Agreement. In each of the Warrant Agreements, the Expiration Date is the fifth anniversary of the issuance date of the 1998 Warrants issued thereunder, which dates range from April 28, 2003 to July 24, 2003.

Procedure for Exercise of 1998 Warrants
---------------------------------------

  In addition to providing that the 1998 Warrant may be exercised, in whole or in part, at any time during normal business hours on or after the opening of business on the first anniversary of its date of issuance and prior to the close of business on the Expiration Date, as discussed above, the Warrant Agreements provide that the 1998 Warrants may be exercised by the holder thereof then registered on the books of the Company, in whole or from time to time in part (except that no 1998 Warrants shall be exercisable as to fractional shares) by
(i) delivery of a written notice, in the form of the Subscription Form attached as Exhibit A to each such 1998 Warrant, of such holder's election to exercise the 1998 Warrant, which notice shall specify the number of Warrant Shares to be purchased, (ii) payment to the Company of an amount equal to the 1998 Warrant exercise price multiplied by the number of Warrant Shares as to which the 1998 Warrant is being exercised (plus any applicable issue or transfer taxes) in cash or by certified or official bank check, and (iii) the surrender of the 1998 Warrant, properly endorsed, at the principal office of the Company in Portland, Oregon (or at such other agency or office of the Company as the Company may designate by notice to the holder thereof); provided, that if such Warrant Shares are to be issued in any name other than that of the registered holder of the 1998 Warrant, such issuance shall be deemed a transfer and the provisions relating to transferability shall be applicable.

  Further, upon exercise of a 1998 Warrant, unless the rights represented by a 1998 Warrant shall have expired or have been fully exercised, the Company shall issue a new 1998 Warrant identical in all respects to the 1998 Warrant exercised except (x) it shall represent rights to purchase the number of Warrant Shares purchasable immediately prior to such exercise under the 1998 Warrant exercised, less the number of Warrant Shares with respect to which such 1998 Warrant was exercised, and (y) the holder thereof shall be deemed to have become the holder of record of such Warrant Shares immediately prior to the close of business on the date on which the 1998 Warrant was surrendered and payment of the amount due in respect of such exercise and any applicable taxes was made.

ADJUSTMENTS TO THE EXERCISE PRICE
---------------------------------

  The Warrant Agreements provide that in case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares or issue a stock dividend or make a distribution with respect to outstanding shares of Common Stock payable in Common Stock, the exercise price in effect immediately prior to such subdivision or stock dividend or distribution shall be proportionately reduced and conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, the exercise price in effect immediately prior to such combination shall be proportionately increased in each case by multiplying the then effective exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such action, and the product so obtained shall thereafter be the new exercise price.

  Upon each adjustment of the exercise price as provided above, the registered holder of the 1998 Warrant shall thereafter be entitled to purchase, at the exercise price resulting from such adjustment, the number of shares obtained by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares purchasable pursuant to the terms of the Warrant Agreement immediately prior to such adjustment and dividing the product thereof by the exercise price after such adjustment.

  Upon any adjustment of the exercise price, the Company shall give notice thereof to the registered holder of a 1998 Warrant, which notice shall state the exercise price in effect after such adjustment and the increase, or decrease, if any, in the number of shares purchasable at the exercise price upon the exercise of the 1998 Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. In the event of a merger, consolidation or reorganization of the Company with or into another corporation or corporations in which the Company is not the surviving entity (other than a mere reincorporation transaction), a sale of all or substantially all of the assets of the Company, or a transaction in which the Company issues shares representing more than fifty percent (50%) of the voting power in the Company immediately after giving effect to such transaction, the Company shall give notice thereof to the registered holder of the 1998 Warrant at least ten
(10) business days prior to the consummation of such transaction.

                            SELLING SECURITYHOLDERS

     The following table sets forth the names of the Selling Securityholders, the number of shares of Common Shares, Warrants and Warrant Shares held by the Selling Securityholders as of July 31, 1998, which may be offered for resale pursuant to this Prospectus. This information is based upon information contained on the stock and warrant transfer records of the Company. Because the Selling Securityholders may offer all, some or none of their Common Shares, 1998 Warrants, or Warrant Shares no definitive estimate as to the number any of the Common Shares, 1998 Warrants, or Warrant Shares that will be held by the Selling Securityholders after such offering can be provided, and the following table has been prepared on the assumption that all Securities under this Prospectus will be sold.

     The table also indicates the percentage of outstanding Common Stock of the Company represented by the Common Securities held by each Selling
Securityholder.



                                                                                 1998       Total Common         % of
                                                           Earlier              Warrant      Securities      Outstanding
                                            Common Shares  Warrant    1998      Shares       Offered for     Common Stock
Selling Securityholder/(1)/                                Shares   Warrants     /(2)/         Resale          /(3)/
-------------------------------------------------------------------------------------------------------------------------
Alka Insurance                                    571,500             571,500    571,500         1,143,000       1.58%
Centro Internationale Handelsbank AG              171,400             171,400    171,400           342,800          *
Credit Lyonnais (Suisse) S.A.                     300,000             300,000    300,000           600,000          *
Credit Suisse Equity Fund (c/o nominee          2,300,000           2,300,000  2,300,000         4,600,000       6.35%
 Rush & Co.)
Creditanstalt Bankverein, Vienna                  457,143             457,143    457,143           914,286       1.26%
J. Henry Schroder Bank AG                         114,286             114,286    114,286           228,572          *
Oltramare                                         450,000             450,000    450,000           900,000       1.24%
Park Place Capital Limited                        571,429             571,429    571,429         1,142,858       1.59%
Pictet & Cie                                    2,285,714           2,285,714  2,285,714         4,571,428       6.31%
Raebourne Merlin Life Sciences Investment         342,857             342,857    342,857           685,714          *
 Trust
S.R. One Limited                                  889,062   150,000   889,062    889,062         1,928,124       2.86%
Swiss Reinsurance Company                         900,000             900,000    900,000         1,800,000       2.48%
Teacher's Pension Fund of Berne                   575,000             575,000    575,000         1,150,000       1.59%
Capital Ventures International                              960,126                                960,126       2.58%
Russell E. Teasdale                                         220,000                                220,000          *
       TOTAL                                    9,928,391 1,330,126 9,928,391  9,928,391        21,186,908

*  less than 1% of the issued and outstanding Common Stock of the Company.

/(1)/ Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all Securities beneficially owned.

/(2)/ The Company is offering pursuant to the terms of this Prospectus 9,928,391 shares of its Common Stock to the holders of the 1998 Warrants upon exercise of the 1998 Warrants.

/(3)/ The percentage of outstanding common stock is computed without regard to the 1998 Warrant Shares, since the 1998 Warrants are not exercisable within 60 days.

                              PLAN OF DISTRIBUTION

     The Company is registering the Common Shares, 1998 Warrants and 1998 Warrant Shares offered by the Selling Securityholders hereunder pursuant to the terms of Registration Rights Agreements entered into between April 28, 1998 and May 7, 1998 (the "1998 Registration Rights Agreements"), in connection with the Company's and the Selling Securityholders' entry into the Subscription Agreements. The Company is also registering 1998 Warrant Shares for issuance to Warrant holders upon exercise of the Warrants. In addition, the Company is registering the resale of the Earlier Warrant Shares pursuant to (i) the terms of certain warrants dated March 13, 1987 through August 21, 1988 ("Management Warrants"), (ii) the Registration Rights Agreement entered into on May 16, 1996 with respect to warrants to purchase Common Stock issued in connection with issuance of the Company's Series D Convertible Preferred Stock ("Series D Warrants"), and (iii) the Registration Rights Agreement entered into on October 11, 1996 with respect to warrants to purchase Common
Stock issued in connection with the issuance of the Company's Secured Convertible Term Notes ("Term Note Warrants").

     Pursuant to the terms of the 1998 Registration Rights Agreements, the Company agreed to use commercially reasonable efforts to file with the Commission, on or before the date thirty (30) days following the date of the final closing of the sale of securities pursuant to the Subscription Agreements a registration statement under the Securities Act covering the resale of the Common Shares, the 1998 Warrants and the 1998 Warrant Shares. The Company also agrees to (i) use its commercially reasonable best efforts to cause a registration statement filed with respect to the registrable securities to become effective, and, keep such registration statement effective for up to one hundred eighty (180) days; (ii) prepare and file with the Commission such amendments and supplements to such a registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such a registration statement; (iii) furnish to each holder of the registrable securities (a "Holder") such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of securities owned by them; and (iv) use its commercially reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by a majority of the Holders, provided, however, that the Company is not required under the Registration Rights Agreements or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

     Pursuant to the terms of the applicable Registration Rights Agreement respecting the Series D Warrants and the Term Note Warrants, the Company is required to cause a registration statement covering the resale of the Common Stock underlying such warrants to be declared effective and to keep such registration statement effective until all such shares of Common Stock have been sold, or until such shares may be freely sold without being registered under the Securities Act. The holders of the

Management Warrants, pursuant to the terms of the Management Warrants, are entitled to have the resale of the Common Stock underlying their warrants included in any registration statement filed by the Company.

     The Common Shares, 1998 Warrants and 1998 and Earlier Warrant Shares offered hereby may be sold from time to time by the Selling Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq National Market or in the over-the-counter market or otherwise at prices and on terms then prevailing or related to the then current market price, or in negotiated transactions. The Common Shares, 1998 Warrants and 1998 and Earlier Warrant Shares may be sold to or through one or more broker-dealers, acting as agent or principal in underwritten offerings, block trades, agency placements, short sales, exchange distributions, brokerage transactions or otherwise, or in any combination of the foregoing. The 1998 and Earlier Warrant Shares to be offered hereunder will be sold by the Company to the holders of the warrants upon exercise of such warrants, and the 1998 Warrant Shares will be registered shares upon issuance by the Company pursuant to the terms of this Prospectus.

     The Company is bearing the costs relating to the registration of the Securities offered hereby. In connection with any transaction involving Common Shares, 1998 Warrants and 1998 and Earlier Warrant Shares, broker-dealers or others may receive from the Selling Securityholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time. Such compensation shall be paid by the Selling Securityholders. Broker-dealers and any other persons participating in a distribution of the Common Shares, 1998 Warrants, and 1998 and Earlier Warrant Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

     Any or all of the sales or other transactions involving the Common Shares, 1998 Warrants and 1998 and Earlier Warrant Shares described above, whether effected by the Selling Securityholders, any broker-dealer or others, may be made pursuant to this Prospectus. In addition, any Common Shares, 1998 Warrants or 1998 and Earlier Warrant Shares that qualify for sale by a Selling Securityholder pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Common Shares, 1998 Warrants and 1998 and Earlier Warrant Shares may be sold by Selling Securityholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with under applicable state securities laws.

     The Company and the Selling Securityholders have agreed, and hereafter may further agree, to indemnify certain persons, including, respectively, the Selling Securityholders and the Company and its officers and directors, and legal counsel as well as, respectively, persons controlling the Selling Securityholders and the Company, and the underwriters for such Selling Securityholders, broker-dealers or others, against certain liabilities in connection with any offering of the Securities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Jackson Tufts Cole & Black, LLP, San Jose, California. Jackson Tufts Cole & Black, LLP is the beneficial owner of options to purchase 35,000 shares of the Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and the financial statements of Innovative Medical Systems Corp. incorporated by reference in this Prospectus from the Company's Current Report on Form 8-K/A filed with the Commission on March 12, 1998, have been audited by Albertjohn DePalantino & Co. The financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

                                INDEMNIFICATION

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
AVAILABLE INFORMATION                                                     2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                           2

THE COMPANY                                                               4

RISK FACTORS                                                              5

USE OF PROCEEDS                                                          13

GENERAL DESCRIPTION OF THE SECURITIES                                    13

DESCRIPTION OF THE COMMON STOCK                                          13

DESCRIPTION OF THE 1998 WARRANTS                                         13

SELLING SECURITYHOLDERS                                                  16

PLAN OF DISTRIBUTION                                                     17

LEGAL MATTERS                                                            18

EXPERTS                                                                  19

INDEMNIFICATION                                                          19

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Securities being registered. All the amounts shown are estimates except for the registration fee.

Registration fee                                   $  3,844
Blue sky qualification fees and expenses              5,000
Legal fees and expenses                              30,000
Accounting fees and expenses                          3,000
Miscellaneous                                         5,000
                                                    -------
                                                   $ 46,844
                                                    -------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company has the power, pursuant to Section 102(7) of the Delaware General Corporation Law, to limit the liability of directors of the Company for certain breaches of fiduciary duty and, pursuant to Section 145 of the Delaware General Corporation Law, to indemnify its officers and directors and other persons for certain acts.

     The Company's Restated Certificate of Incorporation includes the following provisions:

          "A director of the Company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
          (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
          Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification."

          "The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any expense, judgment, fine, amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware."

     The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

     Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

     Article III of the Company's Bylaws provides that the Company, by action of the Board of Directors, may, to the fullest extent permitted by the General Corporation Law of Delaware, indemnify any and all persons who it shall have power to indemnify against any and all of the expenses, liabilities or other matters.

     The Company has purchased and maintains an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

  ITEM 16.  EXHIBITS

     (a)  Exhibits.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
       ------           -----------------------

           4.1          Form of Common Stock and Warrant Purchase Agreement(1)
           4.2          Form of Warrant to Purchase Common Stock(1)
           4.3          Form of Registration Rights Agreement(1)
           5.1          Opinion of Jackson Tufts Cole & Black, LLP
          23.1          Consent of Deloitte & Touche LLP
          23.2          Consent of Albertjohn DePalantino & Co.
          23.3          Consent of Jackson Tufts Cole & Black, LLP. See
                        Exhibit 5.1
          24.1          Power of Attorney.  See page 24
-------
(1) Incorporated by reference to the Company's Form 8-K Current Report filed July 6, 1998.
                                      -22-

ITEM 17.    UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Portland, State of Oregon, on the 20th day of August, 1998.

                                 OXIS INTERNATIONAL, INC.


                                 By:  /s/ RAY R. ROGERS
                                      -----------------
                                      Ray R. Rogers
                                      Chairman of the Board and Chief Executive
                                      Officer
                                      (Principal Executive Officer)

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ray R. Rogers and Jon S. Pitcher, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and full capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                    TITLE                               DATE
----------------------------        -----------------------------------------  --------------------------
/s/ RAY R. ROGERS                   Director; Chairman of the Board and             August 20, 1998
----------------------------        Chief Executive Officer
Ray R. Rogers                       (Principal Executive Officer)

/s/ JON S. PITCHER                  Chief Financial Officer                         August 20, 1998
----------------------------        and Secretary
Jon S. Pitcher                      (Principal Financial and Accounting
                                    Officer)

/s/ RICHARD A. DAVIS                Director                                        August 20, 1998
----------------------------
Richard A. Davis

/s/ JAMES MCCAMANT                  Director                                        August 20, 1998
----------------------------
James McCamant

/s/ STUART LANG                     Director                                        August 20, 1998
----------------------------
Stuart Lang


         SIGNATURE                                    TITLE                               DATE
----------------------------        -----------------------------------------  --------------------------
/s/ DAVID NEEDHAM                   Director                                        August 20, 1998
----------------------------
David Needham

/s/ A.R. SITARAMAN                  Director                                        August 20, 1998
----------------------------
A.R. Sitaraman

/s/ TIMOTHY G. BIRO                 Director                                        August 20, 1998
----------------------------
Timothy G. Biro

/s/ BRENDA D. GAVIN                 Director                                        August 20, 1998
----------------------------
Brenda D. Gavin

                               INDEX TO EXHIBITS


   EXHIBIT                                                                        SEQUENTIAL
    NUMBER                             DESCRIPTION                                 PAGE NO.
--------------  ----------------------------------------------------------  ----------------------
      4.1       Form of Common Stock and Warrant Purchase Agreement                  /(1)/
      4.2       Form of Warrant to Purchase Common Stock                             /(1)/
      4.3       Form of Registration Rights Agreement                                /(1)/
      5.1       Opinion of Jackson Tufts Cole & Black, LLP
     23.1       Consent of Deloitte & Touche LLP
     23.2       Consent of Albertjohn DePalontino & Co.
     23.3       Consent of Jackson Tufts Cole & Black, LLP.  Reference is
                made to Exhibit 5.1
     24.1       Power of Attorney.  See page 24.
-------------------------------------------------------------------------------------------------

/(1)/ Incorporated by reference to the Company's Form 8-K Current Report filed July 6, 1998.